Exhibit 99.1

GAP INC. REPORTS APRIL SALES DOWN 11 PERCENT;

COMPARABLE STORE SALES DOWN 16 PERCENT

SAN FRANCISCO – May 10, 2007 – Gap Inc. (NYSE: GPS) today reported net sales of $1.09 billion for the four-week period ended May 5, 2007, which represents an 11 percent decrease compared with net sales of $1.23 billion for the four-week period ended April 29, 2006. Due to the 53rd week in fiscal year 2006, April 2007 comparable store sales are compared to the four-week period ended May 6, 2006. The company’s comparable store sales for April 2007 decreased 16 percent compared with a 3 percent decrease as reported for April 2006.

Comparable store sales by division for April 2007 were as follows:

•	Gap North America: negative 14 percent versus negative 2 percent last year

•	Banana Republic North America: negative 13 percent versus positive 1 percent last year

•	Old Navy North America: negative 20 percent versus negative 6 percent last year

•	International: negative 5 percent versus negative 3 percent last year

“Driven by the shift of Easter, our April results deteriorated as compared to March. In addition, our merchandise margins were significantly below last year largely because of clearance selling at Gap brand,” said Sabrina Simmons, senior vice president, corporate finance at Gap Inc. “That said, our overall comparable stores sales for the quarter taken as a whole were negative four compared to negative nine last year. Our management team remains committed to making the changes necessary to improve our performance going forward.”

First Quarter Sales Results and Earnings Guidance

For the thirteen weeks ended May 5, 2007, total company net sales were $3.56 billion, which is an increase of 3 percent as compared to net sales of $3.44 billion for the thirteen weeks ended April 29, 2006. Due to the 53rd week in fiscal year 2006, first quarter comparable store sales are compared to the thirteen weeks ended May 6, 2006. The company’s first quarter comparable store sales decreased 4 percent compared with a decrease of 9 percent in the first quarter of the prior year.

The company expects diluted earnings per share on a GAAP basis for the first quarter of fiscal year 2007 to be $0.20 to $0.22. This includes a benefit of about $0.01 from tax rate adjustments impacting the first quarter and about $37 million in expenses related to the planned closure of Forth & Towne in June 2007. Excluding the Forth & Towne expenses, the company expects diluted earnings per share for the first quarter of fiscal year 2007 to be $0.23 to $0.25. Please see the reconciliation of expected earnings per share excluding the above expense, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

The company reiterated that it expects year-over-year change in inventory per square foot to be flat at the end of the first quarter.

Comparable store sales by division for the first quarter were as follows:

•	Gap North America: negative 4 percent versus negative 8 percent last year

•	Banana Republic North America: negative 2 percent versus negative 5 percent last year

•	Old Navy North America: negative 5 percent versus negative 11 percent last year

•	International: negative 3 percent versus negative 11 percent last year

As of May 5, 2007, Gap Inc. operated 3,154 store locations compared with 3,070 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its first quarter earnings via press release on May 24, 2007, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce May sales on June 7, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements related to (i) diluted earnings per share for the first quarter of fiscal 2007 on a GAAP basis; (ii) diluted earnings per share for the first quarter of fiscal year 2007 excluding expenses related to the planned closure of Forth & Towne; (iii) expected tax rate adjustments impacting the first quarter of fiscal 2007; and (iv) year-over-year change in inventory per square foot at the end of the first quarter of fiscal 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

These forward-looking statements are based on information as of May 10, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
415-427-2161	415-427-1798

Greg Rossiter
415-427-2360

The Gap, Inc.

SEC REGULATION G

RECONCILIATION OF FIRST QUARTER 2007 EXPECTED DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO EXPECTED DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

Expected 13 Weeks Ended May 5, 2007
Expected diluted earnings per share on a GAAP basis	$0.20 to 0.22
Add: expected expenses related to the planned closure of Forth & Towne	0.03

Expected diluted earnings per share on a non-GAAP basis (a)	$0.23 to 0.25

(a)	Expected diluted earnings per share excluding the expenses noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our future estimated diluted earnings per share from continuing operations.